Exhibit 107

Calculation of Filing Fee Table

Form S-11

(Form Type)

reAlpha Tech Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(c)	1,997,116		$1.95	(2)	$3,894,376.20	0.0001476	$574.81
Fees to Be Paid	Equity	Common stock, par value $0.001 per share, underlying GEM Warrants	457(c)	1,700,884	(3)	$1.95	(2)	$3,316,723.80	0.0001476	$489.55
	Total Offering Amounts							$7,211,100.00	0.0001476	$1,064.36
	Net Fee Due									$1,064.36

(1)	Represents shares of our common stock, $0.001 par value per share (“common stock”) that will be offered for resale by the selling stockholders identified in the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sales price of our common stock as reported by The Nasdaq Stock Market LLC on December 29, 2023.

(3)	Represents 1,700,884 shares of common stock that may be issued upon the exercise of the warrants (“GEM Warrants”) issued to GEM Yield Bahamas Limited (“GYBL”) under the terms of the Share Purchase Agreement between us, GEM Global Yield LLC SCS and GYBL, dated as of December 1, 2022.